Exhibit 5.1
                                 [Letterhead]


July 20, 2001



Securities and Exchange Commission
450 Fifth Street N.W.
Washington, DC  20549

      Re:   NVE Corporation
            Registration Statement on Form S-8
            NVE Corporation 2000 Stock Option Plan, as amended by the shareholders on July 19, 2001 and NVE Corporation 2001 Employee Stock Purchase Plan

Dear Sir/Madam:

      We are counsel for NVE Corporation in connection with a Registration Statement on Form S-8 for the registration of a maximum of 5,000,000 shares of common stock, $0.01 par value per share, issuable under the NVE Corporation 2000 Stock Option Plan, as amended by the shareholders on July 19, 2001 (the "Option Plan") and a maximum of 1,000,000 shares of common stock, $0.01 par value per share, issuable under the NVE Corporation 2001 Employee Stock Purchase Plan (the "Stock Purchase Plan").

      In rendering the opinion hereinafter expressed, we have examined such records and documents of the Company and such other documents and records and made such factual investigation as we deemed necessary. From such examination we are of the opinion that:

      When the shares of common stock, up to a maximum of 5,000,000 shares, are issued and paid for pursuant to the Option Plan and when the shares of common stock, up to a maximum of 1,000,000 shares, are issued and paid for pursuant to the Stock Purchase Plan, such shares will be duly and validly authorized and issued and fully paid and nonassessable.

      We hereby consent to the use of this opinion as an exhibit to such registration statement and to the reference to our name therein.


Very truly yours,

GRAY, PLANT, MOOTY,
MOOTY & BENNETT, P.A.



By    ______________________________
      Daniel R. Tenenbaum